COMMITTED TERM SHEET

This Committed Term Sheet does not of itself constitute a legally binding facility agreement but details the financing which we are prepared to provide and contains an outline of certain terms and conditions which will, inter alia, be embodied in the Facility Documentation, which we mutually agree to negotiate in good faith and use reasonable commercial efforts to conclude.

USD 415,000,000 Term Loan Facility

Facility	Secured Term Loan Facility
Borrower(s)	Nine single purpose companies, registered in Hong Kong, each to own a Vessel. Such companies to be wholly owned by Energy Infrastructure Merger Corporation (“EIMC”).
Guarantor(s)	EIMC (the “Guarantor”) to issue an unconditional and irrevocable on demand Guarantee for the obligations towards the Lenders.
Seller	Vanship Holdings Ltd (“Vanship”), the present owner of the Borrowers, future Seller of the Borrowers to EIMC and future holder of a minimum of 25% of EIMC shares.
Optional Structure
This termsheet summarises the Primary Structure which is the expected structure for the Facility. EIMC and or Seller to have the option if required for legal, accounting or regulatory purposes to nominate EIMC as the Borrower and the nine spcs as upstream Guarantors (“OPTIONAL STRUCTURE”) subject to the confirmation by legal counsel to the underwriters that terms and security are equivalent to the Primary Structure. Such option shall expire 14 days after the signing of this Committed Termsheet.

Mandated Lead Arrangers and Bookrunners	DVB Merchant Bank (Asia) Ltd (“DVB”), Fortis Bank S.A./N.V. (“Fortis”), and NIBC Bank Ltd. (“NIBC”).
Underwriters	DVB, Fortis, and NIBC will each underwrite one third of Loan A. DVB will in addition fully underwrite Loan B.
Agent Security Trustee	DVB. DVB.
Lenders	The Mandated Lead Arrangers and a group of other lenders acceptable to the Guarantor (such acceptance not to be unreasonably withheld).
Vessels
-  Vessel A: Shinyo Splendor, a 1993 built, 306,474 dwt VLCC,
-  Vessel B: Shinyo Navigator, a 1996 built, 300,549 dwt VLCC,
-  Vessel C: C. Dream, a 2000 built, 298,570 dwt VLCC,
-  Vessel D Shinyo Kannika, a 2001 built, 287,175 dwt VLCC
-  Vessel E: Shinyo Ocean, a 2001 built, 281,395 dwt VLCC
-  Vessel F: Shinyo Jubilee, a 1988 built, 250,192 dwt VLCC,
-  Vessel G: Shinyo Mariner, a 1991 built, 271,208 dwt VLCC,
-  Vessel H: Shinyo Alliance, a 1991 built, 248,034 dwt VLCC,
-  Vessel I: Shinyo Sawako, a 1995 built, 275,616 dwt VLCC,
(each a “Vessel” and together the “Vessels”)

Vessels A to E to be collectively referred to as the “Double Hull Vessels” and Vessels F to I to be collectively referred to as the “Single Hull Vessels”

EIMC LOAN FACILITY - COMMITTED TERM SHEET	STRICTLY PRIVATE AND CONFIDENTIAL	Page 1

Purpose	To provide the Borrowers with refinancing of the Vessels and additional working capital.
Commitment Date	The date on which the Borrowers sign a committed offer from the Mandated Lead Arrangers.
Facility Amount
A Maximum Amount of USD 415,000,000 divided into two loans, “Loan A” and “Loan B”. These two loans to be further sub-divided into 9 Vessel tranches (each a “Tranche”, together the “Tranches”) each relating to a Borrower SPC and a Vessel, each Borrower, jointly and severally liable within each Loan, as per Appendix 1.

Loan A Amount
The amount of Loan A will be the aggregate of the loan Tranches for each of the five double hull VLCCs, whereby the loan Tranche in respect of each double hull VLCC will be the lower of (a) the Maximum Loan A Amount at time of drawdown listed in Appendix A to the Commitment Letter and (b) 70% of the Fair Market Charter Free Value ("FMV") at time of drawdown.

Loan B Amount
The amount of Loan B will be the aggregate of the loan Tranches for each of the four single hull VLCCs, whereby the loan Tranche in respect of each single hull VLCC will be the lower of (a) the Maximum Loan B Amount at time of drawdown listed in Appendix B to the Commitment Letter and (b) 60% of the Fair Market Charter Free Value ("FMV") at time of drawdown.

Swap
Loan A: The Borrowers shall be required, within three months of final Drawdown, to enter into an interest rate swap for a minimum period of 5 years and for at least 50% of the Loan A Amount, such swap to be provided on a competitive basis by one of the Underwriters. The Borrowers will give the right to compete for the swap to all Underwriters. The Borrowers will give each Underwriter the right to match the best offer received and if such offer is matched to execute a pro rata portion of the swap.

Loan B: DVB as Loan B underwriter will have first right of refusal on any interest rate hedging for Loan B.

Mandatory Employment
The Vessels shall be employed on charter agreements (the “Charter Agreements”) with terms and conditions, including Maturity and minimum hire acceptable to the Underwriters. The existing Charter Agreements of Shinyo Jubilee, Shinyo Mariner, Shinyo Alliance, Shinyo Sawako, Shinyo Splendor, Shinyo Navigator, C. Dream, Shinyo Kannika and Shinyo Ocean are acceptable to the Underwriters.

Charter Agreements are as follows (All rates mentioned are on a per day basis and after netting off charter commissions):
-  Shinyo Splendor TC to Sinochem until 31.05.2014 at USD 38,019.
-  Shinyo Navigator TC to DOSCO until 18.12.2016 at USD 42,705
-  C. Dream TC to Sanko at USD 28,322 until 31.03.2009 and thereafter TC to SK Shipping at USD 29,250 until 31.03.2016
-  Shinyo Kannika TC to Dosco at USD 38,025 until 31.03.2017
-  Shinyo Ocean TC to Formosa at 38,400 until 30.04.2017
-  Shinyo Jubilee CVC to S Oil until 30.9.09 at WS 77.8
-  Shinyo Mariner TC to DOSCO until 30.6.10 at USD 31,980
-  Shinyo Alliance TC to Formosa until 30.10.2010 at USD 29,700
-  Shinyo Sawako TC to DOSCO until 30.11.11 at USD 38,111

EIMC LOAN FACILITY - COMMITTED TERM SHEET	STRICTLY PRIVATE AND CONFIDENTIAL	Page 2

Drawdown	The Facility is to be drawn in up to one amount per Tranche by June 30th 2008 (the "Drawdown Date").
Availability
Subject to fulfilment of all Conditions Precedent, the Facility will be available for one drawing per Tranche during the period beginning on the date of signing of the Facility Agreement and ending on 30th June 2008 or such later date as is mutually agreed between the Borrower and the Lenders (the "Availability Date").

One Month Extension Option
The Borrowers have the option to extend the Availability and Drawdown dates by up to one month to July 31st, 2008 (the "One Month Extension Option").

In the event that the Availability and Drawdown dates are extended:
•  the relevant Tranche amount available for drawdown will be reduced by one third of the first instalment (as set out in Appendices A and B);
•  the Borrowers will commence repayments on September 30th, 2008 by paying the remaining two thirds of the first instalment for the respective loan.

Final Maturity Date
Loan A: according to the repayment schedule of each Tranche in Appendix A and no later than the earlier of June 30th, 2017 and 9 years after drawdown of each Tranche.

Loan B: according to the repayment schedule of each Tranche in Appendix B and no later than December 31st 2010.

EIMC LOAN FACILITY - COMMITTED TERM SHEET	STRICTLY PRIVATE AND CONFIDENTIAL	Page 3

Repayment
Quarterly, commencing on the last business day of the calendar month beginning 3 months from the Drawdown of each Tranche, as set out in the repayment schedule in Appendices A and B or if a Borrower has exercised the One Month Extension, on the last business day of the calendar month beginning 2 months from the Drawdown Date of the relevant Tranche it being noted that the first payment period must be a maximum of 3 months or 2 months, as the case may be, and may be a shorter period to ensure it falls on the last business day of the relevant calendar month.

Prepayments
Voluntary
Permitted without penalty in multiples of USD 500,000 with 5 business-days prior written notice. Amounts received will be applied against the Facility in inverse order of maturity and pro rata between the Loans and Tranches.

Mandatory
In event of sale or total loss of a Vessel the relevant Tranche to be repaid in full and any remaining funds to be applied first to the other Tranches under the relevant Loan on a pro rata basis and in inverse order of maturity and then to the other Loan on a pro rata basis and in inverse order of maturity.

In the event of cancellation of any existing Charter Agreement prior to the scheduled expiry date the relevant Tranche shall be repaid in full unless the Borrower can provide a substitute charter of equivalent quality and charter terms, within 60 days after charter expiry. The new charter and the terms and conditions under the new charter agreement to be acceptable to the Agent, such acceptance not to be unreasonably withheld.

Any swap or other funding breakage costs to be for the account of the Borrowers.

Interest
The rate of interest will be the London Interbank Offered Rate (LIBOR) plus the applicable Margin. Interest periods to be 3, 6 or 12 months at the option of the Borrowers, or such other period mutually agreed between the Borrowers and the Agent.

Margin

Loan A
Loan A Outstanding / Aggregate FMV of Double Hull Vessels	Applicable Margin
i) Below 50%	1.00%
ii) Between 50% and 65%	1.15%
iii) Above 65%	1.30%

Loan B
Loan B Outstanding / Aggregate FMV of Single Hull Vessels	Applicable Margin
i) Below 50%	1.75%
ii) Between 50% and 70%	2.25%
iii) Above 70%	2.75%

Commitment Fee
0.25% p.a., on the undrawn portion of the maximum committed Facility Amount and due from signing of the Facility Agreement. The commitment fee shall be payable on Drawdown of the relevant Tranche with the final commitment fee due on the later of the Drawdown of the final Tranche and the Availability Date.

EIMC LOAN FACILITY - COMMITTED TERM SHEET	STRICTLY PRIVATE AND CONFIDENTIAL	Page 4

(P)repayments not to be redrawn	Any amount that is repaid or prepaid under the facility is not available for redrawing after it has been repaid or prepaid.
Borrowers’ Walk Away Option

By signing this Committed Term Sheet, the Borrowers confirm their commitment to enter into the Facility Documentation and drawdown the Loans, subject to the completion of the sale of those Borrowers and/or Vessels from Vanship to Energy Infrastructure Acquisition Corp (“EIAC”) or EIMC (as the case may be) (the “Acquisition”). The Borrowers and Vanship have the option to walk away from their commitment at any time between accepting such commitment and the closing of the Acquisition, in order to take financing from another bank or financial institution, on payment to the Underwriters in proportion to their respective underwriting commitments of an amount equivalent to 0.25% of the maximum Facility Amount. Such fee is not payable in the event that the Lenders breach the terms of this commitment.

Security
The facility to be secured by, inter alia, the following securities in a form and substance acceptable to the Lenders, to the extent legally permitted:

Loan A

1)  First priority cross-collateralised mortgages over the Double Hull Vessels.
2)  First priority cross-collateralised assignment by the Borrowers of the earnings of the Double Hull Vessels in a form acceptable to the Agent.
3)  First priority cross-collateralised assignment of all charters in excess of 12 months (the “Charters”) related to the Double Hull Vessel
4)  First priority cross-collateralised assignment of all insurances related to the Double Hull Vessels.
5)  First priority cross-collateralised pledge of the earnings accounts (the Earnings Accounts”) relating to the Double Hull Vessels.
6)  An unconditional and irrevocable on demand Guarantee from the Guarantor.
7)  Option to take first priority share pledge over the shares of the Borrowers under Loan A.

The Swaps entered into in connection with Loan A to be secured pari-passu with Loan A, and cross-defaulted to the Facility.

Loan B

1)  First priority cross-collateralised mortgages over the Single Hull Vessels.
2)  First priority cross-collateralised assignment by the Borrowers of the earnings of the Single Hull Vessels in a form acceptable to the Agent.
3)  First priority cross-collateralised assignment of all Charters related to the Single Hull Vessels.
4)  First priority cross-collateralised assignment of all insurances related to the Single Hull Vessels.
5)  First priority cross-collateralised pledge of the Earnings Accounts relating to the Single Hull Vessels.
6)  Option to take cross-collateralised first priority share pledge over the shares of the Borrowers under Loan B
7)  An unconditional and irrevocable on demand Guarantee from the Guarantor.

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8)  Second priority cross-collateralised mortgages over the Double Hull Vessels.
9)  Second priority cross-collateralised assignment by the Borrowers of the earnings of the Double Hull Vessels in a form acceptable to the Agent.
10)  Second priority cross-collateralised assignment of all Charters related to Double Hull Vessels.
11)  Second priority cross-collateralised assignment of all insurances related to the Double Hull Vessels.
12)  Second priority cross-collateralised pledge of the Earnings Accounts relating to the Double Hull Vessels.
13)  Option to take cross-collateralised second priority share pledge over the shares of the Borrowers under Loan A.

Any Swaps entered into in connection with Loan B to be secured pari-passu with Loan B, and cross-defaulted to the Facility.

Earnings and Retention Accounts
In respect of each Vessel, earnings to be paid into an Earnings Account opened by the corresponding Borrower with a bank acceptable to the Lenders (the “Account Bank”).

Each Borrower to maintain a retention account (each a “Retention Account”) with the Agent to have paid into it on a monthly basis 1/3rd of the next repayment instalment due and a fraction (corresponding to the number of months in the current interest period) of the next interest payment in respect of each Tranche.

Cashflow Payment Cascade

Cash in any Borrower’s Earnings Account shall be distributed as follows:
a)  First to cover any costs incurred by the Lenders and fees due;
b)  Second to fund the Retention account in respect of that Borrower;
c)  Third to maintain the Minimum Cash Reserve;
d)  Fourth to cover any Retention, Value Maintenance or cash shortfall under the respective Loan;
e)  Fifth to pay any amounts due under a Swap on the relevant Loan;
f)  Sixth pay operating expenses in respect of that Vessel; and
g)  Surplus funds, if any, shall be distributed to the Borrower’s order subject to no Event of Default and compliance with all Covenants on the Facility.

Conditions Precedent
Usual and customary for a Facility of this type, to include
a)  the acquisition of the Vessel-owning SPCs by EIMC under a sale and purchase agreement on terms acceptable to the Lenders and its merger with EIAC, EIMC being the surviving entity,
b)  At option of Lenders, satisfactory inspection reports of the Vessels from surveyors appointed by Lenders; and
c)  completion of KYC identification procedures as required by the Lenders.

Financial Covenants
From the Drawdown and until the Final Maturity Date, the Borrowers and Guarantor to comply with the following financial covenants at any time;

Borrowers:
Minimum Cash Reserve of USD 625,000 per Borrower to be held with the Agent or its agreed Account Bank in the Earnings Account. Short term variations to be allowed to meet contingencies subject to compliance with Consolidated Cash Covenant on Guarantor.

The Borrowers to provide estimates for the anticipated cost of each schedule dry-docking no later than twelve months in advance of the scheduled dry-docking date. By the end of each subsequent Quarter, 25% of such estimated amount to be retained, prior to declaration of any dividends, as an amount in the Earnings Account in addition to the Minimum Cash Reserve. The Borrowers shall have the rights to amend the estimates for the dry-docking and will provide any updated estimates to the Lenders on a timely basis. In the event that the estimates, as amended, differ from the preceding estimates, the Borrowers will adjust the rate of retention in each Quarter such that the total of the amounts retained in the Earnings Account for payment of scheduled dry-docking will represent 25%, 50%, 75% and 100% of such estimate, as amended, at the end of each of the first, second, third and fourth quarters, respectively, prior to the scheduled dry-docking date.

EIMC LOAN FACILITY - COMMITTED TERM SHEET	STRICTLY PRIVATE AND CONFIDENTIAL	Page 6

Guarantor:
Based on the Guarantor’s consolidated financial statements:

1.  Minimum available cash of USD15,000,000 comprising a) amounts in Borrower’s Earnings Accounts excluding amounts retained for scheduled dry-dockings, b) free cash at holding level and c) undrawn working capital facilities.
2.  Minimum Value Adjusted Net Worth of USD100,000,000
3.  Maximum Value Adjusted Leverage of 75%
4.  Minimum interest coverage (EBITDA/Interest Expense) of 2.25:1.

Value Adjusted Net Worth and Value Adjusted Leverage to be calculated by adjusting book values of the Vessels by the premium or discount to FMV.

The Financial Covenants to be tested on an annual basis on audited consolidated accounts and semi annual basis on the basis of consolidated management accounts.

Value Maintenance
In respect of each Loan and its relevant Vessels, the FMV of the Vessels shall at all times be a minimum of 125% (the “Value Maintenance Percentage”) of the outstanding relevant Loan Amount, on an aggregate basis.

Additionally, for those Vessels whose remaining term of employment under the then current Charter Agreement is less than 12 months, the Value Maintenance Percentage will increase to 140% of the outstanding Tranche in respect of Double Hull vessels and 160% of the outstanding Tranche in respect of Single hull vessels.

Any FMV shortfalls may be offset with surplus FMVs on other Tranches within the same Loan. The FMV to be established by taking the simple average of valuations obtained from two reputable brokers appointed from the list of agreed brokers by the Agent, and at the expense of the Borrowers.

Guarantor’s Undertaking

The Guarantor shall issue an irrevocable and unconditional undertaking in favour of the Lenders as follows:

-  No material change of any shareholders agreement related to the Borrowers.
-  Any shareholders loan to be unsecured and be subordinated to the Facility.
-  No change of control over the Borrowers.

Insurance

The insurance requirements in relation to the Vessels will be subject to an initial review (prior signing of the security documents) followed by annual review by the Lenders of the insurance arrangements. At all times the interests of the Borrowers shall be assigned to the Agent as security for the Facility and Swaps.
a)  Hull & machinery, marine and war risks including blocking and trapping to cover 120% of the relevant Tranche;
b)  P & I Cover to be provided by an International Group Club, including freight, demurrage and defence cover;
c)  MII insurance and as relevant, MIAP for no less than 110% of the Tranche outstanding.

All insurance to be placed with insurers and through brokers of international reputation and to be acceptable to the agent, such acceptance not to be unreasonably withheld.
Lenders’ interests to be noted with Agent as loss payee. Insurers to waive rights of subrogation against the Lenders, and to defer rights of subrogation against the Borrowers and other security parties until full repayment of the Loan, interest, fees and all other outstanding liabilities owed to the Lenders and the other creditor parties under the loan and security documents.

EIMC LOAN FACILITY - COMMITTED TERM SHEET	STRICTLY PRIVATE AND CONFIDENTIAL	Page 7

Affirmative Covenants

Usual and customary for a syndicated transaction of this type, including but not limited to:
a)  Flag: Vessels to be registered in jurisdiction acceptable to the Lenders (assumed to be Hong Kong).
b)  Financial Statements: Provision of annual audited financial statements of the Guarantor within 180 days of the end of each fiscal period and semi-annual accounts within 120 days.
c)  Other Information: The Borrowers and Guarantor shall from time to time provide such information as the Agent may reasonably request.
d)  Cross Default: Cross default to all other obligations in respect to the Borrowers, the Guarantor, or any of their Principal Subsidiaries.
e)  The Guarantor to ensure that there is sufficient cash to cover any scheduled dry-docking costs minimum 30 days before such scheduled dry-docking takes place - sufficient cash to be defined as the minimum cash reserve plus the budgeted cost to cover such scheduled dry-docking.
f)  Management: Vanship shall have nominated three directors to the Board of EIMC one of which to also be the Chairman and shall have nominated all executive officers of EIMC including the Chief Executive Officer. All such nominations to have been appointed by the Board of EIMC. EIMC to have entered into a Management Agreement with Vanship or an affiliate thereof (the "Manager") for the commercial, technical, administrative and strategic management of EIMC.
g)  Technical Management: The Manager to sub-contract technical management to Univan or such other ship management company approved by the Lenders.
h)  Borrowers, Manager and Vessels to comply with, inter alia, ISM and ISPS Code requirements.
i)  Lenders to have the right to appoint a surveyor to inspect up to two Vessels at the expense of the Borrowers once a year (unless an event of default or major casualty has occurred, in which case the number of inspections shall not be limited).

Negative Covenants
Usual and customary for a syndicated transaction of this type, including but not limited to:
a)  Borrowers not to create or suffer to exist any liens on the Vessels other than liens incurred in the normal course of business;
b)  Borrowers and EIMC not to incur any additional indebtedness without the consent of the Lenders.
c)  Borrowers shall not enter into any transactions with any associated companies or companies associated with the shareholders other than (i) the Management Agreement contemplated by the Proxy/Registration statement to be filed by EIMC/the Borrowers and (ii) the purchase of vessels at FMV from Vanship and (iii) as otherwise provided for in this agreement, without the prior written consent of the Agent;
d)  The Management and Flag of the Vessels not to be changed without the prior written consent of the Agent;
e)  No further mortgages to be registered on the Vessels and no further security to be created over any assets of the Borrowers without the prior written consent of the Agent;
f)  No change of control of the Guarantor, mergers or divestments without prior written consent of the majority Lenders, such consent to be not unreasonably withheld. Vanship’s shareholders to maintain directly or indirectly a shareholding in EIMC of at least 25% other than dilution resulting from the raising of additional equity.
g)  In the event of covenant breach or default, no dividends to be permitted without the prior consent of the Lenders.

EIMC LOAN FACILITY - COMMITTED TERM SHEET	STRICTLY PRIVATE AND CONFIDENTIAL	Page 8

Other Covenants
Such other covenants as are usual and customary for this type of credit facility, including without limitation;

1.  Fulfilment of all requirements under MARPOL 73/79 and the Condition Assessment Scheme (the “CAS”) in respect of single hull tankers. This evidence shall be made on a yearly basis if the Vessels are older than 15 years.
2.  Evidence that the flag state (or such other flag state acceptable to the Agent) will allow the employment of the Single Hull Vessels beyond 2010. Such evidence to be provided by the Borrowers to the Agent no later than six months before passing 31 December 2010.
3.  In the event that 3 or more countries of the following countries: PRC, South Korea, Japan, India, Indonesia, Thailand, Singapore and Taiwan enforce a phase-out of single-hull oil tankers without exception, Loan B will be immediately repayable as of the effectiveness of such phase-out in the last of the three countries to enforce such phase-out.

Events of Default

Those events of default that are usual and customary for this type of credit facility, including without limitation; (i) payment default, (ii) breach of any covenants or any other default under the Facility Documentation of any of the security documents (iii) cross default to other financial indebtedness with the Borrowers and Guarantor, (iv) bankruptcy, insolvency etc., (v) change of control or change of beneficial or legal ownership of any of the security parties, (vi) material adverse change and (vii) misrepresentation.

Transferability

Lenders shall be entitled to assign and/or transfer any/all rights and obligations under the Facility envisaged in this committed term sheet to one or more third party/parties, without the prior consent of the Borrowers, provided that such transferee/transfer is legal for the Borrowers and no additional costs are incurred for them.
Lenders shall be entitled to transfer rights and/or obligations under the Facility (and to pass on all information relating to the facility/borrowers) to affiliated companies and special purpose vehicles.

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Market Flex

The Borrowers and Guarantor acknowledge that if, in the Mandated Lead Arrangers’ reasonable opinion, it appears likely that the Underwriters will be unable to reach their Final Take Amount in relation to the Facility through the normal syndication process of the Facility, on the basis of the agreed structure, terms and pricing set out in this letter, the Mandated Lead Arrangers may change any of the pricing, structure and/or terms of the Facility, if the Mandated Lead Arrangers determines that changes are advisable in order to ensure a successful syndication of the Facility, such terms to be determined after consultation with Borrowers and Guarantor. The Mandated Lead Arrangers will not amend either the total amount of debt or the amortization profile of the facility in the first 24 months following the Drawdown Date. The Mandated Lead Arrangers’ rights under this paragraph shall continue in full force and effect until the date upon which Syndication is completed. For these purposes (1) “Syndication” means the successful close of syndication of the Facility following which each Underwriter has achieved its Final Take Amounts in Loan A and (2) “Final Take Amount” means USD 75 million.

Information & Cooperation
The Borrowers and Guarantor will provide the Mandated Lead Arrangers with all assistance, information and material necessary to produce an Information Memorandum (to be warranted by the Borrowers) in support of the syndication process. The Guarantor shall also make senior management attendance at the Lenders presentations and will utilise their best efforts to ensure that the syndication process benefits from its existing banking relationships.

The material provided to the Lenders will also include information relating to the business plans, asset valuations, disposals and such other information as may be reasonably requested by the Mandated Lead Arrangers provided that no information shall be required to be disclosed to the extent that such disclosure should (i) breach any applicable law or any regulations of any applicable stock exchange or (ii) is of a commercially sensitive nature, the public disclosure of which, would be prejudicial to the interests of the Borrowers, disclosure of which, as contemplated by this paragraph, cannot be made without giving rise to a public disclosure obligation under applicable laws and regulations.

Prior to the provisions of any information to prospective lenders, such lenders will be requested to sign confidentiality agreement in form and substance acceptable to the Mandated Lead Arrangers.

In addition, the Borrowers will allow the Mandated Lead Arrangers to disclose standard tombstone information on the Facility for publicity purposes after closing.

Facility Documentation
In terms acceptable to the Lenders and their legal advisers, and to contain all provisions commonly included in Eurodollar financings, syndicated loans and ship finance loans. Facility Documentation to include Swap ISDA documentation to cover the Borrowers entering into a swap agreement with Lenders. The Borrowers, Guarantor and shareholders to provide customer identification required by the Agent and/or Lenders in compliance with the requirements of local regulators relevant to the Lenders. The governing law of the facility agreement and the guarantee shall be the laws of England or, in the case of the security documents, the appropriate country.

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Consent to Disclosure
The Borrowers irrevocably authorise the Lenders to give, divulge and reveal from time to time information and details relating to its account, the Facility Documentation, the Facility and the documents giving rise to the Swap Option to any authorities, the Lenders’ respective head office, branches and affiliates, any other parties to the Facility Documentation; and any other person regarding the funding, operational arrangement or other transaction in relation thereto, including without limitation, for purposes in connection with any enforcement or assignment or transfer of any of the Lenders’ rights and obligations.

Other costs
All reasonable documented expenses, including legal expenses, relating to drafting, negotiation, syndication, closing, maintenance and enforcement of the Facility to be paid by the Borrowers regardless of whether or not a Facility Agreement is executed by the parties (other than due to gross negligence or wilful misconduct by the Lenders).

Legal Counsel	To be agreed
Jurisdiction	English Law will apply to the Facility documentation and the parties shall submit to the non-exclusive jurisdiction of the English courts.
Timetable	This Committed Termsheet is valid for acceptance until 11.2.08. Documentation to be signed by 30.4.08

/s/ Maarten Vis /s/ Vicente Alava-Pons	/s/ Otto Jan van Diepen /s/ Kwek Chih Keong	/s/ Hugo van Kattendijke /s/ Frans van de Bospoort
Authorised Signatories	Authorised Signatories	Authorised Signatories
DVB Merchant Bank (Asia) Ltd	Fortis Bank S.A/N.V	NIBC Bank Ltd.
Date: February 11, 2008	Date: February 11, 2008	Date: February 11, 2008

EIMC LOAN FACILITY - COMMITTED TERM SHEET	STRICTLY PRIVATE AND CONFIDENTIAL	Page 11

For and on behalf of Energy Infrastructure Merger Corporation

/s/ George Sagredos
Authorized Signatory
Date: February 11, 2008

Agreed on behalf of the Borrowers

/s/ Captain C.A.J. Vanderperre
Authorized Signatory
Date: February 11, 2008

EIMC LOAN FACILITY - COMMITTED TERM SHEET	STRICTLY PRIVATE AND CONFIDENTIAL	Page 12

Appendix A - Indicative repayment schedule - Double Hull Vessels Loan A
Months after Drawdown Date	Shinyo Splendor - 1993		Shinyo Kannika - 2001		Shinyo Ocean - 2001		Shinyo Navigator - 1996		C. Dream 2000
	Repayment	Closing Balance	Repayment	Closing Balance	Repayment	Closing Balance	Repayment	Closing Balance	Repayment	Closing Balance
		-
	$0	$51,000,000	$0	$73,000,000	$0	$73,000,000	$0	$70,000,000	$0	$58,000,000
3	$1,000,000	$50,000,000	$1,000,000	$72,000,000	$1,000,000	$72,000,000	$1,000,000	$69,000,000	$650,000	$57,350,000
6	$1,000,000	$49,000,000	$1,000,000	$71,000,000	$1,000,000	$71,000,000	$1,000,000	$68,000,000	$650,000	$56,700,000
9	$1,000,000	$48,000,000	$1,000,000	$70,000,000	$1,000,000	$70,000,000	$1,000,000	$67,000,000	$650,000	$56,050,000
12	$1,000,000	$47,000,000	$1,000,000	$69,000,000	$1,000,000	$69,000,000	$1,000,000	$66,000,000	$650,000	$55,400,000
15	$1,000,000	$46,000,000	$1,500,000	$67,500,000	$1,500,000	$67,500,000	$1,000,000	$65,000,000	$1,000,000	$54,400,000
18	$1,000,000	$45,000,000	$1,500,000	$66,000,000	$1,500,000	$66,000,000	$1,000,000	$64,000,000	$1,000,000	$53,400,000
21	$1,000,000	$44,000,000	$1,500,000	$64,500,000	$1,500,000	$64,500,000	$1,000,000	$63,000,000	$1,000,000	$52,400,000
24	$1,000,000	$43,000,000	$1,500,000	$63,000,000	$1,500,000	$63,000,000	$1,000,000	$62,000,000	$1,000,000	$51,400,000
27	$1,785,000	$41,215,000	$1,460,000	$61,540,000	$1,460,000	$61,540,000	$1,860,000	$60,140,000	$1,060,000	$50,340,000
30	$1,785,000	$39,430,000	$1,460,000	$60,080,000	$1,460,000	$60,080,000	$1,860,000	$58,280,000	$1,060,000	$49,280,000
33	$1,785,000	$37,645,000	$1,460,000	$58,620,000	$1,460,000	$58,620,000	$1,860,000	$56,420,000	$1,060,000	$48,220,000
36	$1,785,000	$35,860,000	$1,460,000	$57,160,000	$1,460,000	$57,160,000	$1,860,000	$54,560,000	$1,060,000	$47,160,000
39	$1,885,000	$33,975,000	$1,610,000	$55,550,000	$1,610,000	$55,550,000	$2,010,000	$52,550,000	$1,260,000	$45,900,000
42	$1,885,000	$32,090,000	$1,610,000	$53,940,000	$1,610,000	$53,940,000	$2,010,000	$50,540,000	$1,260,000	$44,640,000
45	$1,885,000	$30,205,000	$1,610,000	$52,330,000	$1,610,000	$52,330,000	$2,010,000	$48,530,000	$1,260,000	$43,380,000
48	$1,885,000	$28,320,000	$1,610,000	$50,720,000	$1,610,000	$50,720,000	$2,010,000	$46,520,000	$1,260,000	$42,120,000
51	$1,985,000	$26,335,000	$1,610,000	$49,110,000	$1,610,000	$49,110,000	$2,135,000	$44,385,000	$1,360,000	$40,760,000
54	$1,985,000	$24,350,000	$1,610,000	$47,500,000	$1,610,000	$47,500,000	$2,135,000	$42,250,000	$1,360,000	$39,400,000
57	$1,985,000	$22,365,000	$1,610,000	$45,890,000	$1,610,000	$45,890,000	$2,135,000	$40,115,000	$1,360,000	$38,040,000
60	$1,985,000	$20,380,000	$1,610,000	$44,280,000	$1,610,000	$44,280,000	$2,135,000	$37,980,000	$1,360,000	$36,680,000
63	$2,110,000	$18,270,000	$1,760,000	$42,520,000	$1,760,000	$42,520,000	$2,260,000	$35,720,000	$1,360,000	$35,320,000
66	$2,110,000	$16,160,000	$1,760,000	$40,760,000	$1,760,000	$40,760,000	$2,260,000	$33,460,000	$1,360,000	$33,960,000
69	$2,110,000	$14,050,000	$1,760,000	$39,000,000	$1,760,000	$39,000,000	$2,260,000	$31,200,000	$1,360,000	$32,600,000
72	$2,110,000	$11,940,000	$1,760,000	$37,240,000	$1,760,000	$37,240,000	$2,260,000	$28,940,000	$1,360,000	$31,240,000
75	$2,110,000	$9,830,000	$1,860,000	$35,380,000	$1,860,000	$35,380,000	$2,360,000	$26,580,000	$1,460,000	$29,780,000
78	$2,110,000	$7,720,000	$1,860,000	$33,520,000	$1,860,000	$33,520,000	$2,360,000	$24,220,000	$1,460,000	$28,320,000
81	$2,110,000	$5,610,000	$1,860,000	$31,660,000	$1,860,000	$31,660,000	$2,360,000	$21,860,000	$1,460,000	$26,860,000
84	$2,110,000	$3,500,000	$1,860,000	$29,800,000	$1,860,000	$29,800,000	$2,360,000	$19,500,000	$1,460,000	$25,400,000
87	$3,500,000	$0	$1,960,000	$27,840,000	$1,960,000	$27,840,000	$2,510,000	$16,990,000	$1,460,000	$23,940,000
90	$0	$0	$1,960,000	$25,880,000	$1,960,000	$25,880,000	$2,510,000	$14,480,000	$1,460,000	$22,480,000
93	$0	$0	$1,960,000	$23,920,000	$1,960,000	$23,920,000	$2,510,000	$11,970,000	$1,460,000	$21,020,000
96	$0	$0	$1,960,000	$21,960,000	$1,960,000	$21,960,000	$2,510,000	$9,460,000	$1,460,000	$19,560,000
99	$0	$0	$2,060,000	$19,900,000	$2,060,000	$19,900,000	$2,660,000	$6,800,000	$1,460,000	$18,100,000
101	$0	$0	$2,060,000	$17,840,000	$2,060,000	$17,840,000	$2,660,000	$4,140,000	$1,460,000	$16,640,000
104	$0	$0	$2,060,000	$15,780,000	$2,060,000	$15,780,000	$2,660,000	$1,480,000	$1,460,000	$15,180,000
107	$0	$0	$15,780,000	$0	$15,780,000	$0	$1,480,000	$0	$15,180,000	$0

EIMC LOAN FACILITY - COMMITTED TERM SHEET	STRICTLY PRIVATE AND CONFIDENTIAL	Page 13

Appendix B - Indicative repayment schedule - Single Hull Vessels Loan B

Months after Drawdown Date	Shinyo Sawako - 1995		Shinyo Alliance -1991		Shinyo Jubilee - 1988		Shinyo Mariner - 1991
	Repayment	Closing Balance	Repayment	Closing Balance	Repayment	Closing Balance	Repayment	Closing Balance
		-		-		-		-
	$0	$27,000,000	$0	$24,000,000	$0	$15,000,000	$0	$24,000,000
3	$1,500,000	$25,500,000	$1,500,000	$22,500,000	$1,000,000	$14,000,000	$1,500,000	$22,500,000
6	$1,500,000	$24,000,000	$1,500,000	$21,000,000	$1,000,000	$13,000,000	$1,500,000	$21,000,000
9	$1,500,000	$22,500,000	$1,500,000	$19,500,000	$1,000,000	$12,000,000	$1,500,000	$19,500,000
12	$1,500,000	$21,000,000	$1,500,000	$18,000,000	$1,000,000	$11,000,000	$1,500,000	$18,000,000
15	$1,500,000	$19,500,000	$1,500,000	$16,500,000	$1,000,000	$10,000,000	$1,500,000	$16,500,000
18	$1,500,000	$18,000,000	$1,500,000	$15,000,000	$10,000,000	$0	$1,500,000	$15,000,000
21	$1,500,000	$16,500,000	$1,500,000	$13,500,000			$1,500,000	$13,500,000
24	$1,500,000	$15,000,000	$1,500,000	$12,000,000			$1,500,000	$12,000,000
27	$1,500,000	$13,500,000	$1,500,000	$10,500,000			$1,500,000	$10,500,000
30	$13,500,000	$0	$10,500,000	$0			$10,500,000	$0

EIMC LOAN FACILITY - COMMITTED TERM SHEET	STRICTLY PRIVATE AND CONFIDENTIAL	Page 14